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ADMINISTRATIVE SERVICES AGREEMENT

AGREEMENT made the 13th day of November, 1996, by and between Strategist World Fund, Inc. (the "Company"), a Minnesota corporation, on behalf of its underlying series funds: Strategist Emerging Markets Fund and Strategist World Technologies Fund (each referred to as the "Fund" and collectively referred to as the "Funds"); and American Express Financial Corporation (the "Corporation"), a Delaware corporation.

Part One:  SERVICES

(1) The Company hereby retains the Corporation, and the Corporation hereby agrees, for the period of this agreement and under the terms and conditions hereinafter set forth, to furnish the Funds continuously with all administrative, accounting, clerical, statistical, correspondence, corporate and all other services of whatever nature required in connection with the administration of the Funds as provided under this agreement; and to pay such expenses as may be provided for in Part Three hereof; subject always to the direction and control of the Board of Directors (the "Board"), and the authorized officers of the Company. The Corporation agrees to maintain an adequate organization of competent persons to provide the services and to perform the functions herein mentioned. The Corporation agrees to meet with any persons at such times as the Board of the Company deems appropriate for the purpose of reviewing the Corporation's performance under this agreement.

(2) The Company agrees that it will furnish to the Corporation any information that the latter may reasonably request with respect to the services performed or to be performed by the Corporation under this agreement.

(3) It is understood and agreed that in furnishing the Corporation with the services as herein provided, neither the Corporation, nor any officer, director or agent thereof shall be held liable to the Corporation or its creditors or shareholders for errors of judgment or for anything except willful misfeasance, bad faith, or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties under the terms of this agreement.
It is further understood and agreed that the Corporation may rely upon information furnished to it reasonably believed to be accurate and reliable.
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Part Two:  COMPENSATION FOR SERVICES

(1) The Company agrees to pay to the Corporation, and the Corporation covenants and agrees to accept from the Company in full payment for the services furnished, based on the net assets of each Fund as set forth in the following table:

  Assets      Annual Rate At
(Billions)   Each Asset Level

Strategist Emerging Markets Fund

First $0.25       0.100%
Next   0.25       0.090
Next   0.25       0.080
Next   0.25       0.070
Next   1.00       0.060
Over   2.00       0.050


  Assets      Annual Rate At
(Billions)   Each Asset Level

Strategist World Technologies Fund

First $0.25       0.060%
Next   0.25       0.055
Next   0.25       0.050
Next   0.25       0.045
Next   1.00       0.040
Over   2.00       0.035

The administrative fee for each calendar day of each year shall be equal to 1/365th (1/366th in each leap year) of the total amount computed. The computation shall be made for each such day on the basis of net assets as of the close of business of the full business day two (2) business days prior to the day for which the computation is being made. In the case of the suspension of the computation of net asset value, the administrative fee for each day during the suspension shall be computed as of the close of business on the last full business day on which the net assets were computed. "Net assets" as of the close of a full business day shall include all transactions in shares of a respective Fund recorded on the books of that Fund for that day.

(2) The administrative fee shall be paid on a monthly basis and, in the event of the termination of this agreement, the administrative fee accrued shall be prorated on the basis of the number of days that this agreement is in effect during the month with respect to which such payment is made.
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(3) The administrative fee provided for hereunder shall be paid in cash to the Corporation within five (5) business days after the last day of each month.

(4) Until October 31, 1997, the Corporation has agreed to waive fees and to absorb fund expenses under this agreement. If, at the end of any month, the fees and expenses of the Fund under this agreement and any other agreement between the Fund and the Corporation exceed 2.20% for Emerging Markets Fund or 1.50% for World Technologies Fund, the Fund shall not pay fees and expenses under this agreement to the extent necessary to keep Emerging Markets and World Technologies Funds' expense ratio from exceeding the limitation.

Part Three:  ALLOCATION OF EXPENSES

(1) The Company agrees to pay:

(a) Administrative fees payable to the Corporation for its services under the terms of this agreement;

(b) Taxes;

(c) Fees and charges of its independent certified public accountants for services the Company requests;

(d) Fees and expenses of attorneys (i) it employs in matters not involving the assertion of a claim by a third party against the Company, its directors and officers, (ii) it employs in conjunction with a claim asserted by the Board against the Corporation, except that the Corporation shall reimburse the Company for such fees and expenses if it is ultimately determined by a court of competent jurisdiction, or the Corporation agrees, that it is liable in whole or in part to the Company, and (iii) it employs to assert a claim against a third party;

(e) Fees paid for the qualification and registration for public sale of the securities of the Funds under the laws of the United
States and of the several states in which such securities shall be offered for sale;

(f) Office expenses which shall include a charge for occupancy, insurance on the premises, furniture and equipment, telephone, telegraph, electronic information services, books, periodicals, published services, and office supplies used by the Company for the Funds, equal to the cost of such incurred by the Corporation;

(g) Fees of consultants employed by the Company;
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(h) Directors, officers and employees expenses which shall include fees, salaries, memberships, dues, travel, seminars, pension, profit sharing, and all other benefits paid to or provided for directors, officers and employees, directors and officers liability insurance, errors and omissions liability insurance, worker's compensation insurance and other expenses applicable to the directors, officers and employees, except the Company will not pay any fees or expenses of any person who is an officer or employee of the Corporation or its affiliates;

(i) Filing fees and charges incurred by the Company in connection with filing any amendment to its articles of incorporation, or incurred in filing any other document with the State of Minnesota or its political subdivisions;

(j) Organizational expenses of the Company;

(k) One-half of the Investment Company Institute membership dues charged jointly to the Strategist Fund Group and the Corporation;
and

(l) Expenses properly payable by the Company, approved by the Board.

(2) The Corporation agrees to pay all expenses associated with the services it provides under the terms of this agreement. Further, the Corporation agrees that if, at the end of any month, the expenses of each Fund under this agreement and any other agreement between each Fund and the Corporation, but excluding those expenses set forth in (1)(b) of this Part Three, exceed the most restrictive applicable state expenses limitation, the respective Fund shall not pay those expenses set forth in (1)(a) and (c) through (m) of this Part Three to the extent necessary to keep that Fund's expenses from exceeding the limitation, it being understood that the Corporation will assume all unpaid expenses and bill the Fund for them in subsequent months but in no event can the accumulation of unpaid expenses or billing be carried past the end of the respective Fund's fiscal year.

Part Four:  MISCELLANEOUS

(1) The Corporation shall be deemed to be an independent contractor and, except as expressly provided or authorized in this agreement, shall have no authority to act for or represent the Company.

(2) A "full business day" shall be as defined in the By-laws of the Company.
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(3) The Company recognizes that the Corporation now renders and may continue to render investment advice and other services to other investment companies and persons which may or may not have investment policies and investments similar to those of the Company and that the Corporation manages its own investments and/or those of its subsidiaries. The Corporation shall be free to render such investment advice and other services and the Company hereby consents thereto.

(4) Neither this agreement nor any transaction had pursuant hereto shall be invalidated or in anyway affected by the fact that directors, officers, agents and/or shareholders of the Company are or may be interested in the Corporation or any successor or assignee thereof, as directors, officers, stockholders or otherwise; that directors, officers, stockholders or agents of the Corporation are or may be interested in the Company as directors, officers, shareholders, or otherwise; or that the Corporation or any successor or assignee, is or may be interested in the Company as shareholder or otherwise, provided, however, that neither the Corporation, nor any officer, director or employee thereof or of the Company, shall sell to or buy from the Company any property or security other than shares issued by the Company, except in accordance with applicable regulations or orders of the United States Securities and Exchange Commission.

(5) Any notice under this agreement shall be given in writing, addressed, and delivered, or mailed postpaid, to the party to this agreement entitled to receive such, at such party's principal place of business in Minneapolis, Minnesota, or to such other address as either party may designate in writing mailed to the other.

(6) The Corporation agrees that no officer, director or employee of the Corporation will deal for or on behalf of the Company with himself or herself as principal or agent, or with any corporation or partnership in which he or she may have a financial interest, except that this shall not prohibit officers, directors or employees of the Corporation from having a financial interest in the Company or in the Corporation.

(7) The Company agrees that the Corporation may subcontract for certain of the services described under this agreement with the understanding that there shall be no diminution in the quality or level of the services and that the Corporation remains fully responsible for the services.

(8) This agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this agreement shall not be assignable without the written consent of the other party. This agreement shall be governed by the laws of the State of Minnesota.
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Part Five:  RENEWAL AND TERMINATION

(1) This agreement shall become effective on the date first set forth above and shall continue in effect from year to year thereafter as the parties may mutually agree; provided that either party may terminate this agreement by giving the other party notice in writing specifying the date of such termination, which shall be not less than 60 days after the date of receipt of such notice.

(2) This agreement may not be amended or modified in any manner except by a written agreement executed by both parties.

IN WITNESS THEREOF, the parties hereto have executed the foregoing agreement as of the day and year first above written.


STRATEGIST WORLD FUND,INC.
  Strategist Emerging Markets Fund
  Strategist World Technologies Fund



By: _/s/ James A. Mitchell___________
    James A. Mitchell
    President



AMERICAN EXPRESS FINANCIAL CORPORATION



By: __/s/ Michael J. Hogan___________
    Michael J. Hogan
    Vice President